FORM 3


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C., 20549

                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


                      Filed pursuant to Sec. 16(a) of the
               Securities Exchange Act of 1934, Sec. 17(a) of the
                   Public Utility Holding Company Act of 1935
              or Sec. 30(f) of the Investment Company Act of 1940.

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

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
1. Name and Address of Reporting person  2. Date of Event Requring Statement    5.Relationship of Reporting Person to Issuer
                                            (Month/Day/Year)                    (Check all applicable)
Codacovi    Lawrence    M.                            06/01/02
                                                                                   X    Director                        10% Owner
---------------------------------------------------------------- --------------- ------                           -----
(Last) (First) (Middle)                  3. IRS or Social Security Number of
                                            Reporting Person (Voluntary)                Officer (give title below)      Other
                                                                                 ------                           -----
c/o ePHONE Telecom, Inc.
1145 Herndon Parkway, Suite 100
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                                                                                7. Individual or Joint/Group Filing
(Street)                                 4. Issuer Name and Ticker or Trading      (Check applicable line)
                                            Symbol
                                            ePHONE Telecom, Inc. (EPHO)           __X__  Form filed by One Reporting Person
--------------------------------------------------------------------------------
                                         6. If Amendment, Date of Original
                                                   (Month/Year)                     _____  Form filed by More than One Reporting
                                                                                           Person
-----------------------------------------------------------------------------------------------------------------------------------
Herndon, VA 20170

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(City) (State) (Zip)

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                            Table I - Non-Derivative Securities Beneficially Owned
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
1. Title of Security  2. Amount of Securities    3. Ownership Form: Direct    4. Nature of Indirect Beneficial
   (Instr. 4)            Beneficially Owned         (D) or Indirect              Ownership (Instr.5)
                         (Instr.4)                  (Instr. 5)


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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly
(Print or Type Responses)
Page 1 of 2 pages           (Over)

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FORM 3 (continued)
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                  Table II - Derivative Security Acquired, Disposed of, or Beneficially Owned
                          (eg., puts, calls, warrants, options, convertible securities)

------------ -----------------------  -----------------------   ------------ ---------------------- ---------------------
1. Title of        2.Date              3. Title and Amount      4. Conversion     5. Ownership Form     6. Name of
Derivative         Exer-               of Underlying            of Exercise          of Derivative      Indirect
Securitiy          ciseable            Derivative               Price of Derivative  Security: Direct   Beneficial
(Instr. 4)         and                 Securitiy                Security             (D) or Indirect    Ownership
                   Expiration          (Instr.4)                                     (I) (Instr.5)      (Instr.5)
                   Date (D/M/Y)
------------  ---------- ------------  --------- --------------  ------------ ---------------------- ---------------------
              Date        Expira-       Title      Amount or
              Exer-       tion Date                Number of
              cisable                              Shares
------------ ---------- ------------  --------- -------------   ------------ ---------------------- ---------------------
Employee Stock
Options
(right to buy) Immediately  01/01/12  Common Stock  50,000            $.35                D
------------ ---------- ------------  ---------    -------------   ------------ ---------------------- ---------------------
Employee Stock
Options
(right to buy) Immediately  06/12/12  Common Stock  50,000            $.35                D
------------ ---------- ------------  ---------    -------------   ------------ ---------------------- ---------------------
------------ ---------- ------------  ---------    -------------   ------------ ---------------------- ---------------------
------------ ---------- ------------  ---------    -------------   ------------ ---------------------- ---------------------
------------ ---------- ------------  ---------    -------------   ------------ ---------------------- ---------------------
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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

                       /s/ Lawrence M. Codacovi               July 17, 2002
                       -----------------------------        ---------------
                       **   Signature of Reporting Person    Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.